HIGHLY CONFIDENTIAL
February 9, 2007 EXHIBIT C(2)
Presentation to the Special Committee
SED International, Holdings, Inc.
Fairness Opinion Report
Boenning & Scattergood, Inc. 4 Tower Bridge, 200 Barr Harbor Drive, Suite 300 West Conshohocken, PA 19428- 2979 Phone: 610- 832- 1212 Fax: 610- 832- 5301 www.boenningandscattergood.com Member NASD and SIPC

Table ofContents
TabPage
I.Corporate Overview 3
II.Transaction Rationale & Review 12
III.Boenning & Scattergood, Inc. Analyses & Valuation 22

Tab
Corporate Overview

Corporate Overview
SED International, Holdings, Inc. 4916 North Royal Atlanta Tucker, GA, 30085 Phone: 770] 491] 8962; Fax: 800] 329] 2733 www.sedonline.com
Business Description SED International, Holdings, Inc., (“SED”or the “Company”) through its subsidiaries, distributes microcomputer, consumer electronics, and wireless telephone products in the United States and Latin America. It offers microcomputer products, including mass storage, imaging, display, wireless products, and consumer electronics, as well as distributes wireless telephone products. The Company was incorporated in 1986 and is headquartered in Tucker, Georgia. Industry: Technology Distributors Current Stock Price (January 26, 2007): $1.31 52 Week High] Low: $1.40 $0.35 ] Shares Outstanding: 3.9 million Shares Outstanding on a fully] diluted basis: 4.2 million Average Trading Volume (30] day): 6,935 shares

Corporate Overview
IT Products Distribution Industry
SED competes within the IT products and services distribution industry. Within this industry, the Company operates under the traditional distribution model whereby the distributor buys, holds title to, and sells products and/or services to resellers who, in turn, typically sell directly to end#] users, or other resellers.
Hardware manufacturers and software publishers sell directly to distributors, resellers and end#] users. The large number of resellers worldwide makes it cost effective for suppliers to rely on IT distribution channels to serve this diverse customer base.
Resellers in the traditional distribution model depend on distributors for a number of services, including product availability, marketing, credit, technical support, and inventory management, which includes direct shipment to end#] users and, in some cases, allows end#] users to directly access distributors’inventory data. These services allow resellers to reduce their inventory, staffing levels, and backroom requirements, thereby streamlining their financial investment and reducing their costs.

Corporate Overview
Electronics & Wireless Handset Distribution Industry
The Company continues to draw upon its core strength of distribution and customer service capabilities by adding adjoining product lines to its business mix.
SED has recently utilized its operating leverage to distribute consumer electronics such as personal GPS systems, flat screen televisions, digital cameras and video gaming products and consoles as well wireless handsets.
Most manufacturers of electronic components and products rely onauthorized distributors, such as the Company, to augment their sales and marketing operations. As a marketing, stocking, and financial intermediary, the distributor relieves manufacturers of a portion of the costs and personnel associated with selling and stocking their products while providing geographically dispersed selling, order processing, and deliverycapabilities.
The growth of the electronics distribution and wireless handset industry has been fostered by the many manufacturers who recognize their authorized distributors as essential extensions of their marketing organizations.

Corporate Overview
Common Stock Performance –One Year Price per share October 2, 2006 December 4, 2006 $1.50 SED signs agreement to Board of Directors approved distribute Seagate products reverse stock split
October 2, 2006 1.20 Company announces entry into the videogaming sector of consumer electronics
0.90
December 26, 2006 SED announces Master Distribution agreement with Microsoft 0.60 October 24, 2006 Company announces opening of new Tampa sales and distribution office. 0.30 6 6 006 2 7/ 5/17/2006 6/17/20067/17/2006 8/17/2006 1 1/17/2006 2/17/2006 3/17/200 4/17/200 9/ 10/17/2006 11/17/2006 12/17/2006 Volume 100,000
80,000 60,000 40,000 20,000

Price per $ 50,000 100,00150,0200,0Volu1/1 0.12 0.62 1.12 1.62 2.12 2.62 share 5/02 Corporate 5/15 / 02 9/1 5/02 Overview 1/15/03 5/15 / 03 9/15 / 03 Common 1/15 / 04 Stock 5/15 / 04
9/15 / 04 1/15/05 Performance 5/15 / 05 –Five 9/15 / 05 1/15 Years / 06 5/15 / 06 9/15 / 06

Corporate Overview

	Historical Years Ended June 30,				
ASSETS	2003	2004	2005	2006	December 31, 2006
Current assets:					
Cash and cash equivalents	$ 4,849,000	$ 4,080,000	$ 3,082,000	$ 4,426,000	$ 4,219,000
Trade accounts receivable, less allowance for doubtful accounts of $437,000 (2006) and $535,000 (2005)	34,261,000	30,737,000	30,759,000	33,584,000	34,771,000
Inventories, net	33,098,000	30,226,000	33,812,000	32,720,000	40,266,000
Deferred income taxes, net	153,000	60,000	62,000	58,000	45,000
Other current assets	11,607,000	2,511,000	1,877,000	3,586,000	3,596,000
Total current assets	83,968,000	67,614,000	69,592,000	74,374,000	82,897,000
Property and equipment, net	2,202,000	1,605,000	1,191,000	941,000	1,017,000
Total assets	$ 86,170,000	$ 69,219,000	$ 70,783,000	$ 75,315,000	$ 83,914,000
LIABILITIES AND SHAREHOLDER'S EQUITY					
Current liabilities:					
Trade accounts payable	$ 37,470,000	$ 30,020,000	$ 30,505,000	$ 31,480,000	$ 34,521,000
Accrued and other current liabilities	8,146,000	4,745,000	4,865,000	4,834,000	4,487,000
Revolving credit facility	12,838,000	10,848,000	13,590,000	17,532,000	22,606,000
Total liabilities	$ 58,454,000	$ 45,613,000	$ 48,960,000	$ 53,846,000	$ 61,614,000
Preferred stock, $1.00 par value; 129,500 shares authorized, none issued	-	-	-	-	-
Common stock, $.01 par value; 100,000,000 shares authorized, 5,583,347 (2006) and 5,576,538 (2005) shares issued, 3,888,856 (2006) and 3,885,837 (2005) shares outstanding	56,000	56,000	56,000	56,000	56,000
Additional paid-in capital	68,442,000	68,574,000	68,595,000	68,584,000	68,531,000
Accumulated deficit	(23,109,000)	(27,378,000)	(29,980,000)	(29,596,000)	(29,456,000)
Accumulated other comprehensive loss	(4,531,000)	(4,510,000)	(3,732,000)	(4,488,000)	(3,744,000)
Treasury stock, 1,694,491 (2006) and 1,690,701 (2005) shares, at cost	(13,052,000)	(13,083,000)	(13,083,000)	(13,087,000)	(13,087,000)
Unearned compensation - stock awards	(90,000.00)	(53,000.00)	(33,000)	-	-
Total shareholders' equity	27,716,000	23,606,000	21,823,000	21,469,000	22,300,000
Total liabilities and shareholders' equity	$ 86,170,000	$ 69,219,000	$ 70,783,000	$ 75,315,000	$ 83,914,000

SED INTERNATIONAL
9
BOENNING & SCATTERGOOD, INC.

Corporate Overview
Historical Ended June 30, Projected 6 Months Ended Dec. 31, LTM as of Years Fiscal Year End December 31, 2003 2004 2005 2006 2007 2005 2006 2006
Net sales $ 413,148,000 $ 371,741,000 $ 380,864,000 $ 412,371,000 $ 395,782,059 $ 205,283,358 $ 189,630,056 $ 396,717,698 Cost of sales 393,724,000 355,168,000 364,091,000 390,968,000 390,968,000 195,524,829 179,142,732 374,585,903
Gross profit 19,424,000 16,573,000 16,773,000 21,403,000 27,559,462 9,758,528 10,487,324 22,131,796 Selling, general and administrative expenses, excluding depreciation and amortization expense (including $1,000,000 to a related party in 24,961,000 18,536,000 17,195,000 17,958,000 24,273,824 8,776,665 9,238,384 18,419,719 2004) Depreciation and amortization expense 1,614,000 1,233,000 868,000 422,000 414,916 227,725 192,109 386,384 Foreign currency transactions loss (gain) 581,000 14,000 (244,000) 512,000 (517,936) (3,281) (452,872) 62,409 Loss (gain) on disposal of assets (3,000) (30,000) 31,000 ] ] ] Impairment 39,000 ] ] ] ] ]
Operating income (loss) (7,768,000) (3,180,000) (1,077,000) 2,511,000 3,388,658 757,419 1,509,703 3,263,284 Interest expense net ] of interest income of $220,000 in 2004 470,000 246,000 691,000 1,389,000 1,560,000 622,385 745,791 1,512,406 Other Income 10,513,000 ] ] ] ] ]
Income (loss) before income taxes and discontinued operations 2,275,000 (3,426,000) (1,768,000) 1,122,000 1,828,658 135,034 763,912 1,750,878 Income tax expense 613,000 801,000 680,000 931,000 739,326 436,381 623,659 1,118,278
Income (loss) from continuing operations 1,662,000 (4,227,000) (2,448,000) 191,000 1,089,332 (301,347) 140,253 632,600 Gain (loss) from discontinued operations (4,742,000) (42,000) (154,000) 193,000 ] 193,000
Net income (loss) $ (3,080,000) $ (4,269,000) $ (2,602,000) $ 384,000 $ 1,089,332 $ (301,347) $ 140,253 $ 825,600
EBITDA $ (5,537,000) $ (1,963,000) $ (422,000) $ 3,445,000 $ 3,285,638 $ 985,144 $ 1,701,812 $ 3,712,077
Sales Growth Rate ]] (10.0)% 2.5% 8.3% (4.0)% ]] (7.6)% ]] Gross Margin 4.7% 4.5% 4.4% 5.2% 7.0% 4.8% 5.5% 5.6% SG&A as a % of Sales 6.0% 5.0% 4.5% 4.4% 6.1% 4.3% 4.9% 4.6% D&A as a % of Sales 0.4% 0.3% 0.2% 0.1% 0.1% 0.1% 0.1% 0.1% Currency Translation as a % of Sales 0.1% 0.0% (0.1)% 0.1% (0.1)% (0.0)% (0.2)% 0.0% Operating Margin (1.9)% (0.9)% (0.3)% 0.6% 0.9% 0.4% 0.8% 0.8% EBITDA Margin (1.3)% (0.5)% (0.1)% 0.8% 0.8% 0.5% 0.9% 0.9%
Source: Company’s public filings and management estimates.

Corporate Overview
Ownership Profile
Fully] Diluted Basis
Shares %
Fidelity Management & Research Company 480,000 11.3% Alleyn R. Earl 416,402 9.8% All Current Directors & Officers 636,464 15.0% Public Float 2,701,758 63.8%
Total Fully] Diluted Shares Outstanding 4,234,624 100.0%
11% Fidelity Management & 10% Research Company Alleyn R. Earl
All Current Directors & 15% Officers 64% Public Float

Tab II
Transaction Rationale & Review

Transaction Rationale & Review
Rationale for Reverse Stock Split Transaction
Public company costs are high: Costs associated with retaining public status , servicing shareholders and continuing public communications; Additional costs related to SOX, increasing D&O insurance expenses and audit costs.
Time demands on management and employees associated with public company status are significant: Investor relations and communications; Preparing public reports, filings, press releases and RegulationFD compliance.
Shareholders are unable to benefit fully from public company status due to limited liquidity and micro#] cap classification resulting in issues relating to: Shareholders ability to move into and out of large positions; The Company’s ability to use shares for acquisitions and raise capital in public markets; The Company’s attractiveness as an investment vehicle for institutional investors.
Maintaining the status quo and continuing to bear public companycosts do not present any tangible benefits.

Transaction Rationale & Review
Rationale for Reverse Stock Split Transaction (continued)
The transaction provides several benefits: Reduces direct and indirect costs; Saves management and employee time; Small shareholders can exit their investment in the Company at apremium to current market prices; Small shareholders are able to sell without a commission; Small shareholders can retain ownership by acquiring additional shares.

Transaction Rationale & Review
Costs of Being Public for SED International, Holdings, Inc.
Non The primary purpose of the transaction is Reporting Reporting to eliminate the ever increasing expenses associated with being public. Annual Audit & Quarterly Reviews 226,000 140,000 Audit fees related to SOX 200,000 Company estimates the annual costs of SOX Consulting (Approx) 240,000 complying with the disclosure and Accounting Staff SOX ] 75,000 reporting requirements under the Consulting Fees 10Q/10K 75,000 7,500 Exchange Act and the new requirements of Nat l City Fees / ADP Investor 20,000 the Sarbanes] Oxley Act of 2002 to be equal Printing & Filing 50,000 5,000 to approximately $1,126,000. Legal Fees Related to SEC 120,000 Board Meetings 120,000 80,000 The Company expects to reduce its annual Total Estimated Annual Cost $1,126,000 $ 232,500 reporting expenses by $893,500, to $232,500, as a result of the reverse stock Source: SED Management. split transaction.
The transaction expenses are estimated to be equal to $150,000, not including the amount to be paid for fractional and odd lot shares. This means the payback is less than one year.

Transaction Rationale & Review
SED International’s Reverse Stock Split Proposal
SED International, Holdings, Inc. has determined to undertake a reverse stock split transaction to reduce its number of shareholders of record below300 and thereby cease to be subject to SEC reporting requirements.
A reverse split of 1#] for#] 100 existing shares held by various public shareholders, with odd lot shares (whether from shareholders holding less than 100 shares or holding an uneven multiple of 100 shares) are being redeemed by SED.
Such a transaction would reduce SED’stotal shareholders of record from approximately 500 to approximately 100.
Subject to SED’selection to proceed and review of the detailed terms of the transaction, Wachovia has indicated its preliminary approval to allow this transaction to be funded through its revolving credit facility, to the extent SED has availability under its borrowing formula. Currently, SED has approximately $7,300,000 of such availability.

Transaction Rationale & Review
Scope of Boenning & Scattergood, Inc.’s Engagement
In arriving at its analysis and opinion, Boenning & Scattergood,Inc. took into account its assessment of general economic, market and financialconditions as well as its experience in connection with similar transactions and securities valuations generally and, among other things: Reviewed documents relating to the transaction; Review publicly available financial information and other data with respect to SED, including annual and quarterly reports and the definitive Proxy statement; Reviewed certain publicly available information concerning the trading of, and market for, the common stock of SED; Reviewed and compared the fractional share consideration with the implied acquisition premiums paid in minority acquisitions; Reviewed and discussed with representatives of the management team of SED certain financial and operating information furnished by them, including financial analyses with respect to the business, operations and the potential legal liabilities of SED.

Transaction Rationale & Review
Scope of Boenning & Scattergood, Inc.’s Engagement (continued)
The Boenning & Scattergood analysis and opinion are necessarily based upon market, economic and other conditions, as they exist on, and could be evaluated as of January 29, 2007. Accordingly, although subsequent developments may affect its opinion, B&S does not assume any obligation to update, review orreaffirm its opinion.
B&S assumes the transaction will be consummated in accordance with the terms set forth, without any further amendments thereto, and without any waiver by SED of any of the conditions to any obligations or terms thereof.
B&S has relied upon and assumed the accuracy and completeness ofall the financial, operating, legal and industry information that was used by it without assuming any responsibility for any independent verification ofany such information and has further relied upon the assurances of SED management that it is not aware of any facts or circumstances that would make any such information inaccurate or misleading.
With respect to the financial and other information utilized, B&S assumed that such information has been reasonable prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which it could make its analyses and form an opinion.

Transaction Rationale & Review
Scope of Boenning & Scattergood, Inc.’s Engagement (continued)
Boenning & Scattergood has not been requested to opine, and the opinion does not in any manner address, the underlying business decision of SED to proceed with or affect the transaction.
B&S assumed that the transaction will be consummated in a mannerthe complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal, state and municipal statutes, rules and regulations of any kind.
B&S has not made a physical inspection of the properties and facilities of SED and has not made or obtained any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of SED. In addition, B&S has not attempted to confirm whether the Company has good title to its assets.
B&S was not asked to consider, and its opinion does not address,the relative merits of the transaction as compared to any alternative business strategy that might exist for SED. In addition, B&S was not engaged to seek alternatives to the transaction that might exist for SED.

Transaction Rationale & Review
Scope of Boenning & Scattergood, Inc.’s Engagement (continued)
The opinion is for the use and benefit of the Board of Directorsin connection with its consideration of the transaction and is not intended to be and does not constitute a recommendation to any SED shareholder as to how much such shareholder should vote with respect to the transaction if such vote is required.
B&S does not express any opinion as to the underlying valuation or future performance of SED nor the price at which the common stock wouldtrade at any time in the future.

Transaction Rationale & Review
Scope of Boenning & Scattergood, Inc.’s Engagement (continued)
A price of $1.30 per share is proposed by the Company
We have concluded that the Proposed Transaction and repurchase of currently outstanding common shares which would represent fractional interests, at the price of $1.30 per current common share, is fair, from a financial point of view, to the holders of common shares who would receive cash in exchange for said shares.

Tab III Boenning & Scattergood, Inc. Analyses & Valuation

Boenning & Scattergood, Inc. Analyses & Valuation
Analysis of Purchase Price
Purchase Price $1.30
Most Recent Price $1.31 Premium / Discount ] 0.76%
52] Week High $1.40 Premium / Discount ] 7.14%
52] Week Low $0.35 Premium / Discount 271.43%
90] Day Average $1.05 Premium / Discount 24.16%
Market Capitalization $5.5 Plus: Net Debt 18.4
Total Enterprise Value $23.9
(a) Implied Enterprise Value / Revenues 0.06 x
(a) Implied Enterprise Value / EBITDA 6.45 x
(a) Price / Earnings 6.72 x
(a) Financial statistics are based on LTM operating performance as of 12/31/06.

Boenning & Scattergood, Inc. Analyses & Valuation

Comparable Public Companies

(USD $MMs)

		Balance Sheet			Last Twelve Months ("LTM") Income Statement					LTM Margins		
Company	Ticker	Debt and Pref. Stock	Net Debt	Debt / Total Cap. (%)	Sales	Gross Profit	EBITDA	EBIT	Net Income	Gross (%)	EBITDA (%)	Net Income (%)
ACL Semiconductors Inc.	ACLO	$10.9	$10.2	90.4%	$102.6	$4.1	$1.1	$1.1	$0.5	4.0%	1.1%	0.5%
All American Semiconductor Inc.	SEMI	97.8	97.2	82.0%	471.3	76.0	4.4	3.6	(2.6)	16.1%	0.9%	NA
ADDvantage Technologies Group Inc.	AEY	21.4	9.3	25.4%	52.5	16.7	8.5	8.2	4.0	31.9%	16.1%	7.6%
AMCON Distributing Co.	DIT	62.7	55.9	92.6%	638.9	60.1	8.5	6.5	1.0	9.4%	1.3%	0.1%
Arrow Electronics Inc.	ARW	1,257.4	1,004.5	31.1%	13,043.4	1,966.8	668.4	624.3	334.7	15.1%	5.1%	2.6%
Avnet Inc.	AVT	1,485.6	1,003.8	33.8%	14,633.8	1,893.1	643.2	580.2	243.8	12.9%	4.4%	1.7%
Bell Microproducts Inc.	BELM	331.6	319.8	58.6%	3,278.5	251.1	49.8	41.3	(11.2)	7.7%	1.5%	NA
Core-Mark Holding Company, Inc.	CORE	82.3	36.4	28.6%	3,912.3	282.0	53.8	42.5	21.4	7.2%	1.4%	0.5%
Ingram Micro Inc.	IM	707.2	171.5	20.6%	30,461.2	1,649.1	480.9	419.0	258.4	5.4%	1.6%	0.8%
Jaco Electronics Inc.	JACO	35.9	35.9	50.3%	245.7	31.7	3.8	3.0	(6.6)	12.9%	1.5%	NA
Nu Horizons Electronics Corp.	NUHC	70.0	60.0	32.4%	692.9	106.0	21.0	19.7	10.2	15.3%	3.0%	1.5%
Richardson Electronics Ltd.	RELL	128.8	119.9	58.8%	645.6	158.6	27.8	21.6	(5.6)	24.6%	4.3%	NA
ScanSource Inc.	SCSC	107.0	103.9	26.9%	1,771.4	179.9	77.8	72.0	42.4	10.2%	4.4%	2.4%
SYNNEX Corp.	SNX	68.6	36.6	12.3%	6,198.7	273.0	105.2	96.0	48.2	4.4%	1.7%	0.8%
Taitron Components Inc.	TAIT	0.6	(1.7)	2.6%	9.9	2.8	0.3	0.1	0.1	27.8%	2.7%	1.3%
Tech Data Corp.	TECD	155.1	26.3	8.7%	20,850.1	977.8	223.9	170.8	(108.5)	4.7%	1.1%	NA
WESCO International Inc.	WCC	371.8	312.5	34.8%	5,181.3	1,051.9	378.6	352.0	198.7	20.3%	7.3%	3.8%
Zunicom Inc.	ZNCM	11.7	10.1	56.1%	91.1	13.4	3.2	2.9	2.0	14.8%	3.5%	2.2%
	Summary (18):											
	Upper Quartile	43	29	25.8%	302	39	5	4	(2)	7.3%	1.4%	0.8%
	Median	**$90**	**$58**	**33.1%**	**$1,232**	**$169**	**$39**	**$31**	**$3**	**12.9%**	**2.2%**	**1.5%**
	Lower Quartile	$287.5	159	58.0%	5,944	804	194	152	47	15.9%	4.4%	2.4%
SED International, Holdings, Inc.	**SCEX**	**$23**	**$18**	**82.0%**	**$397**	**$22**	**$4**	**$3**	**$1**	**5.6%**	**0.9%**	**0.2%**

SED INTERNATIONAL

24

BOENNING & SCATTERGOOD, INC.

Boenning & Scattergood, Inc. Analyses & Valuation
Comparison to Comparables
3#] Year Revenue Growth Rate 0.0% 8.7% 10.6% 16.4%
Gross Margin % 5.6% 7.3% 12.9% 15.9%
EBITDA Margin % 0.9% 1.4% 2.2% 4.4%
Operating Margin % 0.8% 1.1% 1.5% 3.8%
Net Income Margin % 0.2% 0.8% 1.5% 2.4%
Note: 3#] Year revenue growth rates based on last three fiscal on last twelve months years. All margins based figures.

Boenning & Scattergood, Inc. Analyses & Valuation

Comparable Public Companies

(USD $MMs, except for per share data)

		Valuation Information				Enterprise Multiples			Equity Multiples			
Company	Ticker	Stock Price as of 1/28/07	% of 52 Week High	Equity Market Cap.	Enterprise Value	LTM Sales	LTM Gross Margin	LTM EBITDA	LTM P/E	Current FYE P/E	Next FYE P/E	Book Value
ACL Semiconductors Inc.	ACLO	$0.10	29.4%	$3	$13	0.1 x	3.2 x	11.3 x	5.5 x	NM	NM	3.7 x
All American Semiconductor Inc.	SEMI	3.16	58.5%	13	110	0.2 x	1.4 x	24.9 x	NM	NM	NM	0.5 x
ADDvantage Technologies Group Inc.	AEY	3.17	34.9%	32	42	0.8 x	2.5 x	4.9 x	8.1 x	6.0 x	NM	2.1 x
AMCON Distributing Co.	DIT	19.66	91.9%	10	66	0.1 x	1.1 x	7.8 x	12.9 x	NM	NM	-5.9 x
Arrow Electronics Inc.	ARW	34.33	92.9%	4,196	5,201	0.4 x	2.6 x	7.8 x	12.7 x	11.8 x	11.0 x	1.7 x
Avnet Inc.	AVT	27.76	99.9%	4,073	5,076	0.3 x	2.7 x	7.9 x	16.8 x	12.3 x	10.9 x	1.4 x
Bell Microproducts Inc.	BELM	8.00	101.9%	243	563	0.2 x	2.2 x	11.3 x	NM	20.9 x	12.6 x	1.1 x
Core-Mark Holding Company, Inc.	CORE	31.31	68.8%	318	355	0.1 x	1.3 x	6.6 x	15.9 x	19.4 x	16.4 x	1.7 x
Ingram Micro Inc.	IM	20.73	98.2%	3,434	3,605	0.1 x	2.2 x	7.5 x	13.5 x	13.0 x	11.8 x	1.4 x
Jaco Electronics Inc.	JACO	3.26	74.4%	21	56	0.2 x	1.8 x	14.9 x	NM	NM	NM	0.6 x
Nu Horizons Electronics Corp.	NUHC	8.74	58.9%	159	219	0.3 x	2.1 x	10.4 x	15.5 x	NM	NM	1.1 x
Richardson Electronics Ltd.	RELL	8.92	86.6%	145	265	0.4 x	1.7 x	9.5 x	NM	39.0 x	13.3 x	1.6 x
ScanSource Inc.	SCSC	27.85	86.0%	717	821	0.5 x	4.6 x	10.6 x	17.2 x	16.5 x	16.1 x	2.6 x
SYNNEX Corp.	SNX	20.29	83.0%	617	654	0.1 x	2.4 x	6.2 x	13.3 x	12.5 x	NM	1.3 x
Taitron Components Inc.	TAIT	2.38	95.2%	13	11	1.1 x	4.1 x	NM	NM	NM	NM	0.6 x
Tech Data Corp.	TECD	37.41	85.5%	2,037	2,064	0.1 x	2.1 x	9.2 x	NM	31.1 x	18.1 x	1.2 x
WESCO International Inc.	WCC	60.47	75.3%	2,973	3,285	0.6 x	3.1 x	8.7 x	15.7 x	14.8 x	12.2 x	5.3 x
Zunicom Inc.	ZNCM	1.85	58.7%	16	27	0.3 x	2.0 x	8.3 x	9.6 x	NM	NM	2.3 x
		Summary (18):										
		Upper Quartile	61.4%	17	59	0.1x	1.8x	7.8x	11.9x	12.4x	11.8x	1.1x
		Median	**84.3%**	**$201**	**$310**	**0.3x**	**2.2x**	**8.7x**	**13.4x**	**14.8x**	**12.6x**	**1.4x**
		Lower Quartile	92.6%	1,707	1,753	0.4x	2.7x	10.6x	15.8x	20.1x	16.1x	2.0x
		SED Implied Stock Price [(a)]						**$2.48**	**$1.08**	**$1.67**		
								3.27	**1.21**	**2.00**		
								4.91	**1.42**	**2.72**		

(a) Implied stock price assumes net debt and fully diluted shares outstanding will remain constant at $18.3MM and 4.2MM fully-diluted shares, respectively, $3.712MM in LTM EBITDA and $825K in LTM net income as of 12/31/06.

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Boenning & Scattergood, Inc. Analyses & Valuation

Minority Interest Acquisitions Premiums

Date Announced	Target	Exchange:Ticker	Total Transaction Value ($mm)	Buyers/Investors	Percent Sought (%)	Target Stock Premium % - 1 Day Prior	Target Stock Premium % - 1 Month Prior	Target Stock Premium % - 1 Week Prior
10/31/2006	JDS Uniphase Corp.	NasdaqNM:JDSU)	$42.0	TRC Capital Corporation	1.42	(4.05)	540.99	(3.19)
12/22/2006	Point.360	NasdaqNM:PTSX	3.6	DG FastChannel	11.37	58.58	84.71	74.78
11/16/2006	ACD Systems International Inc.	TSX:ASA	5.1	-	47.5	163.64	75.76	100.0
11/22/2006	MGM Mirage	NYSE:MGM	24.5	Tracinda Corp.	0.16	10.92	26.19	18.59
10/25/2006	Elron Electronic Industries Ltd.	NasdaqNM:ELRN	4.2	Discount Investment Corp. Ltd.	1.19	3.21	18.82	3.66
04/20/2006	Ubizen NV	ENXTBR:UBIB	11.3	Cybertrust	9.64	22.67	16.53	24.12
09/27/2006	Hanesbrands Inc.	NYSE:HBI	43.0	TRC Capital Corporation	2.08	(4.04)	11.52	0.315
04/25/2006	Integrity Mutual Funds Inc.	OTCBB:IMFD	0.5	Xponential Inc.	9.67	14.29	5.26	0
08/21/2006	Trendsetter Solar Products, Inc.	OTCPK:TSSP	0.6	Lifeline Biotechnologies, Inc.	7.86	55.56	0	125.81
07/18/2006	American Spectrum Realty Inc.	AMEX:AQQ	0.1	MacKenzie Patterson Fuller, Inc.	0.26	(7.75)	(0.294)	(14.23)
08/15/2006	Kontron AG	DB:KBC	8.6	-	1.5	(1.64)	(0.443)	(0.881)
08/11/2006	Team Financial Inc.	NasdaqNM:TFIN	2.7	-	5.2	4.32	(2.22)	(0.631)
07/31/2006	Paragon National Bank	OTCBB:PGNN	1.7	Mercantile Bancorp Inc.	4.0	0.72	(3.15)	0.319
03/01/2006	PokerTek, Inc.	NasdaqNM:PTEK	8.6	Aristocrat Leisure Ltd.	10.0	(28.34)	(4.42)	(25.33)
06/13/2006	Spark Networks plc	DB:MHJG	17.0	Great Hill Equity Partners III, L.P	10.1	0.646	(8.98)	(5.44)
04/05/2006	Epicore BioNetworks Inc.	CDNX:EBN	0.1	-	5.3	29.16	(10.57)	5.69
09/27/2006	PokerTek, Inc.	NasdaqNM:PTEK	3.8	Aristocrat Leisure Ltd.	4.4	(21.53)	(11.21)	(16.84)
03/13/2006	Riverstone Networks Inc.	OTCPK:RSTN	18.0	Hedgehog Capital Management	15.0	-	(13.14)	-
09/08/2006	PokerTek, Inc.	NasdaqNM:PTEK	4.5	Aristocrat Leisure Ltd.	4.8	(13.32)	(17.42)	2.06
08/02/2006	Ediets.com Inc.	NasdaqSC:DIET	18.1	Prides Capital Fund I, Prides Capital LLC	20.9	(1.6)	(21.98)	(6.42)
02/23/2006	CellStar Corp.	OTCPK:CLST	1.1	-	6.0	(59.99)	(58.85)	(65.59)
12/22/2006	Proteo Inc.	OTCBB:PTEO	0.8	FID Esprit AG	6.7	(80.33)	(76.92)	(77.36)
				Median		**0.6%**	**-1.3%**	**0.0%**
				SED Stock Price at Given Time		**$1.27**	**$1.35**	**$1.20**
				SED Implied Value		**$1.28**	**$1.33**	**$1.20**

Note: Transactions are for positions less than 25% and under $25MM in total value.

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Boenning & Scattergood, Inc. Analyses & Valuation
Valuation Range Summary
Boenning & Scattergood Fairness Opinion Share Price $1.30
Minority Positions Acquisitions Premiums
Public Comparable Companies
52#] Week Price Range
$0.25 $0.50 $0.75 $1.00 $1.25 $1.50 $6.00
We have concluded that the Proposed Transaction and repurchase of currently outstanding common shares which would represent fractional interests, at the price of $1.30 per current common share, is fair, from a financial point of view, to the holders of common shares who would receive cash in exchange for said shares.